Exhibit 23.2
Consent of Independent Auditors
The Board of Directors
R. J. Reynolds Tobacco Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-117813, 333-117814, and 333-117815) on Form S-8 of Reynolds American Inc. of our report dated February 27, 2008, with respect to the consolidated balance sheets of R. J. Reynolds Tobacco Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007.
Our report dated February 27, 2008, on the consolidated balance sheets of R. J. Reynolds Tobacco Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, contains an explanatory paragraph that states that effective January 1, 2007, R. J. Reynolds Tobacco Company and subsidiaries adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and effective December 31, 2006, adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
/s/ KPMG LLP
Greensboro, North Carolina
February 27, 2008